SCHEDULE F(2)

		SEASONS SERIES TRUST
		LARGE CAP GROWTH PORTFOLIO
		GOLDMAN SACHS ASSET MANAGEMENT L.P.
					03/31/2007



					Securities Purchased
					1

Name of Underwriters
(See prospectus attached)

Name of Issuer  			National CineMedia Inc

Title of Security			"NATIONAL CINEMEDIA, INC."

Date of First Offering			02/07/2007

Amount of Total Offering		"38,000,000 Shares"

Unit Price					$21.00

Underwriting Spread or Commission		$1.16


Dollar Amount of Purchases			"$213,360.00"

Number of Shares Purchased			"10,160.00 Shares"

Years of Continuous Operation			At Least 3 years of operations

Percentage of Offering Purchased			0.027%
by Portfolio

Percentage of Offering Purchased by					1.9075%
other Portfolios of the Trust and
other Investment Companies advised
by the Adviser or any Subadviser

Sum of (18) and (19)					1.9342%

Percentage of Portfolio Assets					0.2544%
Applied to Purchase

Name(s) of Underwriter(s) or					CREDIT SUISSE
Dealer(s) from whom Purchased